CARMAX REPORTS THIRD QUARTER EARNINGS

Richmond, Va., December 18, 2009 – CarMax, Inc. (NYSE:KMX) today reported results for the third quarter ended November 30, 2009.

▪	Net sales and operating revenues increased 19% to $1.73 billion from $1.46 billion in the third quarter of last year.

▪	Comparable store used unit sales increased 8% for the quarter.

▪	Total used unit sales rose 9% in the third quarter.

▪	The company reported net income of $74.6 million, or $0.33 per diluted share, compared with a net loss of $21.9 million, or $0.10 per diluted share, in the third quarter of fiscal 2009.

•
Results for the third quarter of fiscal 2010 were increased by $0.09 per share for CarMax Auto Finance (CAF) favorable adjustments, including $0.05 per share related to a mark-to-market increase in the fair value of retained subordinated bonds and $0.03 per share related to a reduction in CAF funding costs primarily for loans originated in fiscal 2010.

•
Results for the third quarter of fiscal 2009 were reduced by $0.11 per share for CAF unfavorable items, including a mark-to-market write down in the fair value of retained subordinated bonds and increases in cumulative net loss assumptions related to loans originated in previous periods.

Third Quarter Business Performance Review

Sales.  “We are pleased to report our second consecutive quarter of comparable store used unit sales growth,” said Tom Folliard, president and chief executive officer.  The increase in unit sales resulted from improvements in both customer traffic and sales execution and also reflected the easy comparison with the prior year period.  The increase in customer traffic occurred despite the fact that the government’s “cash for clunkers” program is believed to have pulled some potential sales from the third quarter into July and August.  While customer traffic was stronger than in the prior year’s quarter, it remained substantially below the level of two years ago.

The year-over-year improvement in sales execution occurred despite the tightening of lending standards by our third-party finance providers and CAF over the last few quarters.  We estimate that CAF’s tightening continued to adversely affect our comparable store used unit sales growth by several percentage points.  In mid-November 2009, we entered into a short-term agreement with Santander Consumer USA where they will purchase a large portion of the loans that CAF would have previously originated prior to the tightening of lending standards.  Due to its timing, this new arrangement had minimal impact on third quarter sales.  However, we believe this new arrangement will substantially offset the effect of the latest tightening of CAF lending standards, implemented in June 2009.

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CarMax, Inc.

Wholesale unit sales increased 13% compared with the third quarter of fiscal 2009.  The increase in unit sales was mainly the result of a significant increase in our appraisal buy rate, as appraisal traffic was similar to the prior year’s third quarter.  We believe the improvement in our buy rate was largely attributable to the higher year-over-year wholesale pricing environment and the resulting increases in our appraisal offers.

Other sales and revenues increased 3% versus the prior year’s quarter.  A 20% increase in extended service plan revenues was largely offset by reductions in third-party finance fees and service department sales.  The decline in third-party finance fees primarily reflected a mix shift among providers.

Gross Profit.  Total gross profit increased 22% to $242.9 million from $199.2 million in the third quarter of fiscal 2009, reflecting the combination of the increase in unit sales plus an improvement in total gross profit dollars per retail unit, which increased $349 per unit to $3,048 in the current quarter from $2,699 in the corresponding prior year quarter.

Used vehicle gross profit increased to $2,100 per unit from $1,854 per unit in the prior year quarter.  While wholesale industry pricing declined when compared with the second quarter, wholesale valuations remained significantly above the prior year’s third quarter.  We believe our superior inventory management systems and processes contributed to the strong current quarter profit per unit.  Despite the aggressive reductions in inventory made last year, we were able to achieve inventory turns in this year’s third quarter that were consistent with the prior year quarter.

Wholesale gross profit increased to $827 per unit in the current quarter, compared with $794 in the third quarter of last year, primarily reflecting both the higher year-over-year wholesale pricing environment and a slight improvement in the already strong car-to-dealer ratio experienced at our auctions.

Other gross profit increased to $439 per unit from $397 per unit in the prior year quarter.  Service department profits grew because our retail vehicle sales growth outpaced fixed service overhead costs, and extended service plan profits benefited from both the increase in used unit sales and the contribution from our new guaranteed asset protection product.

CarMax Auto Finance.  CAF reported income of $65.8 million compared with a loss of $15.4 million in last year’s third quarter.  In both periods, CAF results were affected by adjustments related to loans originated in previous fiscal periods.  In the third quarter of fiscal 2010, the adjustments increased CAF income by $31.6 million and they included:

▪
$17.6 million of favorable mark-to-market adjustments on retained subordinated bonds due to improvements in credit market conditions.  As of November 30, 2009, the retained subordinated bonds had a fair value of $241.4 million.

▪
An $11.9 million benefit related to more favorable funding costs for the $600.0 million of auto loan receivables that were refinanced in a term securitization during the third quarter.  More than 90% of these loan receivables were originated in the current fiscal year.

▪	$2.1 million of other net favorable adjustments, including modest decreases in prepayment speed assumptions on select pools of loans.

In the third quarter of last year, the adjustments reduced CAF income by $39.8 million, including $23.8 million of mark-to-market write-downs of retained subordinated bonds and $16.0 million related to increases in cumulative net loss rate assumptions, net of favorable adjustments to prepayment speed assumptions.

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Excluding these adjustments from both periods, CAF income increased to $34.2 million in the third quarter of fiscal 2010 from $24.5 million in the third quarter of fiscal 2009.  CAF’s gain on loans originated and sold was $17.0 million in the current quarter compared with $11.3 million in the prior year third quarter.  This increase primarily reflected the growth in used vehicle revenues and an improvement in the gain on loans originated and sold as a percentage of loans originated and sold (the “gain percentage”) to 3.6% in the current year quarter versus 2.8% in the third quarter of the prior year.  The current quarter’s gain percentage primarily benefited from the decline in benchmark interest rates.

SG&A.  Selling, general and administrative expenses declined to $192.1 million in the third quarter of fiscal 2010 from $217.5 million in the prior year’s quarter, despite the increase in unit sales.  The decline reflected a reduction in advertising spending in fiscal 2010, decreases in growth-related costs and benefits from a variety of waste-reduction initiatives.  In addition, SG&A expenses in the third quarter of the prior year included approximately $7 million of severance costs and $6 million of costs related to terminating store site acquisitions, partially offset by a $10 million benefit related to freezing the company’s pension plans.  The SG&A ratio improved to 11.1% in the current year quarter compared with 14.9% in the prior year quarter, due to both the reduction in absolute SG&A spending and the leverage associated with the increases in used unit sales and average selling prices.

Income Taxes.  Income tax expense in the third quarter of fiscal 2009 was reduced by the favorable settlement of prior year tax audits.  As a result, the effective tax rate declined to 35.6% in the third quarter of fiscal 2010 compared with 36.4% in the prior year quarter.  These settlements also reduced our year-to-date effective tax rate from 38.7% as of August 31, 2009, to 37.6% as of November 30, 2009.

Results.  “We are pleased with the resilience of the CarMax business model, and our ability to report strong earnings growth, despite what remains a challenging sales environment,” said Folliard.  “However, while sales and traffic appear to be gradually improving, they remain substantially below the levels of two years ago.”

Credit Facilities.  As of November 30, 2009, we had net debt of $131.7 million, consisting of $118.7 million outstanding under the revolving credit facility and $28.2 million of capitalized leases, net of $15.2 million of cash and cash equivalents.  At that date, based on then-current inventory levels, we had additional borrowing capacity of $461.3 million under the revolving credit facility, which expires in December 2011.

As of November 30, 2009, $416.0 million of auto loan receivables were funded in the warehouse facility and unused warehouse capacity totaled $784.0 million.

Outlook.  In fiscal 2009, we completed construction of three used car superstores that we chose not to open until market conditions improved.  These stores are located in Augusta, Georgia; Cincinnati, Ohio; and Dayton, Ohio.  While difficult economic conditions persist, we have determined we are now in a position to open these stores during the first half of fiscal 2011, as we believe that these openings will be accretive to earnings.  We may also pursue opportunistic real estate acquisitions to support our long-term store growth.  However, we do not plan to restart store growth at this time.

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CarMax, Inc.

Supplemental Financial Information

Sales Components
(In millions)	Three Months Ended November 30 (1)			Nine Months Ended November 30 (1)
	2009	2008	Change	2009	2008	Change
Used vehicle sales	$1,407.1	$1,168.8	20.4%	$4,663.0	$4,462.0	4.5%
New vehicle sales	38.2	57.5	(33.6)%	149.9	217.4	(31.0)%
Wholesale vehicle sales	226.9	177.0	28.2%	635.4	642.6	(1.1)%
Other sales and revenues:
Extended service plan revenues	30.2	25.2	19.7%	104.6	93.5	11.9%
Service department sales	24.2	24.7	(2.0)%	77.6	75.7	2.6%
Third-party finance fees, net	(0.5)	2.5	(121.8)%	6.4	12.3	(48.1)%
Total other sales and revenues	53.8	52.4	2.8%	188.7	181.5	3.9%
Net sales and operating revenues	$1,726.0	$1,455.6	18.6%	$5,636.9	$5,503.4	2.4%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

Retail Vehicle Sales Changes
	Three Months Ended November 30			Nine Months Ended November 30
	2009	2008		2009	2008
Comparable store vehicle sales:
Used vehicle units	8%	(24	) %	(2)%	(13)%
New vehicle units	(33)%	(26)%		(31)%	(21)%
Total units	7%	(25)%		(3)%	(13)%

Used vehicle dollars	19%	(30)%		2%	(18)%
New vehicle dollars	(34)%	(25)%		(31)%	(22)%
Total dollars	16%	(30)%		0%	(18)%

Total vehicle sales:
Used vehicle units	9%	(17)%		1%	(4)%
New vehicle units	(33)%	(26)%		(31)%	(25)%
Total units	8%	(17)%		(1)%	(5)%

Used vehicle dollars	20%	(23)%		5%	(9)%
New vehicle dollars	(34)%	(25)%		(31)%	(26)%
Total dollars	18%	(23)%		3%	(10)%

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CarMax, Inc.

Retail Vehicle Sales Mix
	Three Months Ended November 30		Nine Months Ended November 30
	2009	2008	2009	2008
Vehicle units:
Used vehicles	98%	97%	98%	97%
New vehicles	2	3	2	3
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	97%	95%	97%	95%
New vehicles	3	5	3	5
Total	100%	100%	100%	100%

Unit Sales
	Three Months Ended November 30		Nine Months Ended November 30
	2009	2008	2009	2008
Used vehicles	78,082	71,426	269,205	267,837
New vehicles	1,596	2,397	6,316	9,212
Wholesale vehicles	51,026	45,139	151,042	156,592

Average Selling Prices
	Three Months Ended November 30		Nine Months Ended November 30
	2009	2008	2009	2008
Used vehicles	$17,810	$16,146	$17,126	$16,472
New vehicles	$23,769	$23,845	$23,602	$23,456
Wholesale vehicles	$4,321	$3,805	$4,082	$3,987

Selected Operating Ratios
(In millions)	Three Months Ended November 30				Nine Months Ended November 30
	2009	% (1)	2008	% (1)	2009	% (1)	2008	% (1)

Net sales and operating revenues	$1,726.0	100.0%	$1,455.6	100.0%	$5,636.9	100.0%	$5,503.4	100.0%
Gross profit	$242.9	14.1%	$199.2	13.7%	$833.6	14.8%	$737.9	13.4%
CarMax Auto Finance income (loss)	$65.8	3.8%	$(15.4)	(1.1)%	$116.3	2.1%	$(12.7)	(0.2)%
Selling, general, and administrative
expenses	$192.1	11.1%	$217.5	14.9%	$616.5	10.9%	$685.6	12.5%
Operating profit (loss) (EBIT) (2)	$116.5	6.8%	$(33.6)	(2.3)%	$333.5	5.9%	$39.6	0.7%
Net earnings (loss)	$74.6	4.3%	$(21.9)	(1.5)%	$206.3	3.7%	$21.7	0.4%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Operating profit equals earnings before interest and income taxes.

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CarMax, Inc.

Gross Profit
(In millions)	Three Months Ended November 30			Nine Months Ended November 30
	2009	2008	Change	2009	2008	Change
Used vehicle gross profit	$164.0	$132.4	23.8%	$558.1	$486.1	14.8%
New vehicle gross profit	1.7	1.6	2.5%	5.6	7.7	(26.7)%
Wholesale vehicle gross profit	42.2	35.8	17.8%	128.1	129.5	(1.1)%
Other gross profit	35.0	29.3	19.3%	141.8	114.6	23.7%
Total gross profit	$242.9	$199.2	21.9%	$833.6	$737.9	13.0%

Gross Profit per Unit
	Three Months Ended November 30				Nine Months Ended November 30
	2009		2008		2009		2008
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,100	11.7%	$1,854	11.3%	$2,073	12.0%	$1,815	10.9%
New vehicle gross profit	$1,053	4.4%	$684	2.9%	$889	3.7%	$832	3.5%
Wholesale vehicle gross profit	$827	18.6%	$794	20.2%	$848	20.2%	$827	20.2%
Other gross profit	$439	65.0%	$397	56.0%	$515	75.2%	$414	63.2%
Total gross profit	$3,048	14.1%	$2,699	13.7%	$3,026	14.8%	$2,663	13.4%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

CAF Income (Loss)
(In millions)	Three Months Ended November 30		Nine Months Ended November 30
	2009	2008	2009	2008
Gain on sales of loans originated and sold	$17.0	$11.3	$54.7	$32.5
Other gains (losses)	31.6	(39.8)	12.6	(82.6)
Total gain (loss)	48.6	(28.5)	67.3	(50.1)
Servicing fee income	10.6	10.4	31.4	31.1
Interest income	17.6	12.6	50.4	34.8
Direct CAF expenses	11.0	9.9	32.8	28.4
CarMax Auto Finance income (loss)	$65.8	$(15.4)	$116.3	$(12.7)

Loans originated and sold	$474.8	$407.0	$1,410.4	$1,560.4
Gain on sales of loans originated and sold as a percentage of loans originated and sold	3.6%	2.8%	3.9%	2.1%

Earnings Highlights
(In millions except per share data)	Three Months Ended November 30			Nine Months Ended November 30
	2009	2008	Change	2009	2008	Change
Net earnings (loss)	$74.6	$(21.9)	441.0%	$206.3	$21.7	851.2%
Diluted weighted average shares outstanding	223.9	217.7	2.8%	221.3	219.7	0.8%
Net earnings (loss) per share	$0.33	$(0.10)	430.0%	$0.92	$0.10	820.0%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, December 18, 2009.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 64978621.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on December 28, 2009, through March 31, 2010.  A telephone replay also will be available through December 31, 2009, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 64978621.

Fourth Quarter Fiscal 2010 Earnings Release Date

We currently plan to release fourth quarter sales and earnings on Thursday, April 1, 2010, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in March 2010.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2009 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., CarMax currently operates 100 used car superstores in 46 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the fiscal year ended February 28, 2009, the company retailed 345,465 used cars and sold 194,081 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
▪	Changes in general or regional U.S. economic conditions.
▪	Changes in the availability or cost of capital and working capital financing.
▪	Changes in consumer credit availability related to our third-party financing providers.
▪	Changes in the competitive landscape within our industry.
▪	Significant changes in retail prices for used or new vehicles.
▪	A reduction in the availability of or access to sources of inventory.
▪	Factors related to the regulatory and legislative environment in which we operate.
▪	The loss of key employees from our store, regional or corporate management teams.
▪	The failure of key information systems.
▪	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

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CarMax, Inc.

▪	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
▪	The effect of various litigation matters.
▪	Adverse conditions affecting one or more domestic-based automotive manufacturers.
▪	The occurrence of severe weather events.
▪	Factors related to the seasonal fluctuations in our business.
▪	Factors related to the geographic concentration of our superstores.
▪	Our inability to acquire or lease suitable real estate at favorable terms.
▪	The occurrence of certain other material events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2009, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287.  We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Laura Donahue, Vice President, Public Affairs, (804) 747-0422, ext. 4434
Trina Lee, Director, Public Relations, (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended November 30					Nine Months Ended November 30
	2009	%	(1)	2008	% (1)	2009	%	(1)	2008	%	(1)

Sales and operating revenues:
Used vehicle sales	$1,407,077	81.5		$1,168,804	80.3	$4,662,968	82.7		$4,461,969	81.1
New vehicle sales	38,158	2.2		57,508	4.0	149,917	2.7		217,396	4.0
Wholesale vehicle sales	226,907	13.1		176,956	12.2	635,394	11.3		642,552	11.7
Other sales and revenues	53,835	3.1		52,364	3.6	188,669	3.3		181,532	3.3
Net sales and operating revenues	1,725,977	100.0		1,455,632	100.0	5,636,948	100.0		5,503,449	100.0
Cost of sales	1,483,114	85.9		1,256,396	86.3	4,803,299	85.2		4,765,586	86.6
Gross profit	242,863	14.1		199,236	13.7	833,649	14.8		737,863	13.4
CarMax Auto Finance income (loss)	65,806	3.8		(15,360)	(1.1)	116,300	2.1		(12,682)	(0.2)
Selling, general and administrative
expenses	192,140	11.1		217,482	14.9	616,487	10.9		685,614	12.5
Interest expense	674	--		1,525	0.1	3,088	0.1		5,060	0.1
Interest income	45	--		735	0.1	418	--		1,353	--
Earnings (loss) before income taxes	115,900	6.7		(34,396)	(2.4)	330,792	5.9		35,860	0.7
Income tax expense (benefit)	41,311	2.4		(12,522)	(0.9)	124,484	2.2		14,170	0.3
Net earnings (loss)	$74,589	4.3		$(21,874)	(1.5)	$206,308	3.7		$21,690	0.4

Weighted average common shares: (2)
Basic	220,204			217,712		218,980			217,468
Diluted	223,879			217,712		221,346			219,678

Net earnings (loss) per share: (2)
Basic	$0.34			$(0.10)		$0.93			$0.10
Diluted	$0.33			$(0.10)		$0.92			$0.10

(1)	Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.
(2)
Reflects the implementation of FASB Staff Position Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” and the resulting restatement of the diluted share count for the nine months ended November 30, 2008.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands)

	November 30 2009	November 30 2008	February 28 2009
ASSETS
Current assets:
Cash and cash equivalents	$15,212	$138,144	$140,597
Accounts receivable, net	68,314	45,816	75,876
Auto loan receivables held for sale	18,822	20,910	9,748
Retained interest in securitized receivables	521,283	314,995	348,262
Inventory	751,297	601,506	703,157
Deferred income taxes	7,085	--	--
Prepaid expenses and other current assets	10,328	8,885	10,112

Total current assets	1,392,341	1,130,256	1,287,752

Property and equipment, net	905,564	948,106	938,259
Deferred income taxes	63,643	89,315	103,163
Other assets	48,719	50,505	50,013

TOTAL ASSETS	$2,410,267	$2,218,182	$2,379,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$191,170	$177,144	$237,312
Accrued expenses and other current liabilities	100,575	70,783	55,793
Accrued income taxes	16,504	17,672	26,551
Deferred income taxes	--	14,926	12,129
Short-term debt	190	12,073	878
Current portion of long-term debt	119,201	86,895	158,107

Total current liabilities	427,640	379,493	490,770

Long-term debt, excluding current portion	27,533	176,683	178,062
Deferred revenue and other liabilities	109,120	98,303	117,288

TOTAL LIABILITIES	564,293	654,479	786,120

SHAREHOLDERS’ EQUITY	1,845,974	1,563,703	1,593,067

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,410,267	$2,218,182	$2,379,187

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
 (In thousands)

	Nine Months Ended November 30
	2009	2008

Operating Activities:
Net earnings	$206,308	$21,690
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	43,947	41,379
Share-based compensation expense	30,697	27,038
Loss on disposition of assets	359	8,263
Deferred income tax provision (benefit)	20,312	(34,604)
Net decrease (increase) in:
Accounts receivable, net	7,562	27,412
Auto loan receivables held for sale, net	(9,074)	(15,926)
Retained interest in securitized receivables	(173,021)	(44,234)
Inventory	(48,140)	374,271
Prepaid expenses and other current assets	(216)	10,317
Other assets	1,290	177
Net decrease in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	(10,969)	(104,495)
Deferred revenue and other liabilities	(12,578)	(4,660)
Net cash provided by operating activities	56,477	306,628

Investing Activities:
Capital expenditures	(18,372)	(163,964)
Proceeds from sales of assets	79	28,355
Insurance proceeds related to damaged property	447	--
Purchases of money market securities, net	(2,196)	(4,009)
Sales of investments available-for-sale	2,200	--
Net cash used in investing activities	(17,842)	(139,618)

Financing Activities:
Decrease in short-term debt, net	(688)	(8,944)
Issuances of long-term debt	441,000	487,800
Payments on long-term debt	(630,435)	(531,036)
Equity issuances, net	23,318	9,962
Excess tax benefits from share-based payment arrangements	2,785	387
Net cash used in financing activities	(164,020)	(41,831)

(Decrease) increase in cash and cash equivalents	(125,385)	125,179
Cash and cash equivalents at beginning of year	140,597	12,965
Cash and cash equivalents at end of period	$15,212	$138,144

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